UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Mary Lee Sparks
        2438 Campbell Road, N.W.
        Albuquerque, New Mexico 87104
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        February 2000

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person






               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned


                                                                           5. Amount of
                                                                            Securities    6. Owner-
                   2. Trans-                                               Beneficially   ship Form:       7. Nature
       1. Title     action                         4. Securities           Owned at End   Direct (D)       of Indirect
          of         Date      3. Trans-          Acquired (A) or            of Month     or Indirect      Beneficial
       Security    (Month /   action Code         Disposed of (D)           (Instr. 3        (I)           Ownership
      (Instr. 3)   Day/Year)  (Instr. 8)        (Instr. 3, 4 and 5)           and 4)      (Instr. 4)       (Instr. 4)
      ----------   ---------  -----------       -------------------        ------------   -----------      ----------
                              Code    V      Amount  (A)or(D)  Price

     Class A       02/24/00     M               500      A     $12.25                       D (1)
     Common Stock

                   02/24/00     S               500      D      87.25                       D (1)

                   02/25/00     M               500      A      12.25                       D (1)

                   02/25/00     S               500      D      90.00     6,600             D (1)

                   02/01/00     S             1,900      D      70.12                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                   02/02/00     S             1,700      D      70.05                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                   02/03/00     S             1,515      D      70.08                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                   02/04/00     S             2,505      D      71.40                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990
                   02/07/00     S             2,260      D      70.13                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990







                                                                           5. Amount of
                                                                            Securities   6.  Owner-
                   2. Trans-                                               Beneficially  ship Form:        7.  Nature
       1. Title     action                         4.  Securities          Owned at End  Direct (D)        of Indirect
          of         Date      3. Trans-          Acquired (A) or            of Month    or Indirect       Beneficial
       Security    (Month /   action Code         Disposed of (D)           (Instr. 3    (I)                Ownership
      (Instr. 3)   Day/Year)  (Instr. 8)        (Instr. 3, 4 and 5)           and 4)    (Instr. 4)         (Instr. 4)
      ----------   ---------  -----------       -------------------        ------------  ----------        ----------
                              Code    V      Amount  (A)or(D)  Price

                   02/14/00     S             2,620      D     $70.90                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                   02/16/00     S             8,180      D      77.91                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                   02/17/00     S             6,820      D      79.74                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                   02/18/00     S             6,843      D      83.98                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                   02/18/00     S             2,500   D         87.13                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                   02/23/00     S             1,875      D      86.00                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                   02/24/00     S             5,000      D      86.85                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990







                                                                           5. Amount of
                                                                            Securities   6.  Owner-
                   2. Trans-                                               Beneficially  ship Form:        7.  Nature
       1. Title     action                         4.  Securities          Owned at End  Direct (D)        of Indirect
          of         Date      3. Trans-          Acquired (A) or            of Month    or Indirect       Beneficial
       Security    (Month /   action Code         Disposed of (D)           (Instr. 3    (I)                Ownership
      (Instr. 3)   Day/Year)  (Instr. 8)        (Instr. 3, 4 and 5)           and 4)    (Instr. 4)         (Instr. 4)
      ----------   ---------  -----------       -------------------        ------------  ----------        ----------
                              Code    V      Amount  (A)or(D)  Price

                   02/25/00     S             5,000      D     $89.23                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                   02/28/00     S             6,250      D      89.41                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                   02/29/00     S             1,250      D      89.00     75,614 (2)        I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                   02/01/00     S             1,900      D      70.12                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                   02/02/00     S             1,700      D      70.05                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                   02/03/00     S             1,515      D      70.08                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990







                                                                           5. Amount of
                                                                            Securities   6.  Owner-
                   2. Trans-                                               Beneficially  ship Form:        7.  Nature
       1. Title     action                         4.  Securities          Owned at End  Direct (D)        of Indirect
          of         Date      3. Trans-          Acquired (A) or            of Month    or Indirect       Beneficial
       Security    (Month /   action Code         Disposed of (D)           (Instr. 3    (I)                Ownership
      (Instr. 3)   Day/Year)  (Instr. 8)        (Instr. 3, 4 and 5)           and 4)    (Instr. 4)         (Instr. 4)
      ----------   ---------  -----------       -------------------        ------------  ----------        ----------
                              Code    V      Amount  (A)or(D)  Price

                   02/04/00     S             2,505      D     $71.40                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                   02/07/00     S             2,260      D      70.13                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                   02/14/00     S             2,620      D      70.90                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                   02/16/00     S             8,180      D      77.91                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                   02/17/00     S             6,820      D      79.74                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                   02/18/00     S             6,843      D      83.98                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                   02/18/00     S             2,500      D      87.13                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990







                                                                           5. Amount of
                                                                            Securities   6.  Owner-
                   2. Trans-                                               Beneficially  ship Form:        7.  Nature
       1. Title     action                         4.  Securities          Owned at End  Direct (D)        of Indirect
          of         Date      3. Trans-          Acquired (A) or            of Month    or Indirect       Beneficial
       Security    (Month /   action Code         Disposed of (D)           (Instr. 3    (I)                Ownership
      (Instr. 3)   Day/Year)  (Instr. 8)        (Instr. 3, 4 and 5)           and 4)    (Instr. 4)         (Instr. 4)
      ----------   ---------  -----------       -------------------        ------------  ----------        ----------
                              Code    V      Amount  (A)or(D)  Price

                   02/23/00     S             1,875      D     $86.00                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                   02/24/00     S             5,000      D      86.85                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                   02/25/00     S             5,000      D      89.23                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                   02/28/00     S             6,250      D      89.41                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                   02/29/00     S             1,250      D      89.00     75,614 (2)        I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                   02/01/00     S             1,900      D      70.12                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                   02/02/00     S             1,700      D      70.05                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990







                                                                           5. Amount of
                                                                            Securities   6.  Owner-
                   2. Trans-                                               Beneficially  ship Form:        7.  Nature
       1. Title     action                         4.  Securities          Owned at End  Direct (D)        of Indirect
          of         Date      3. Trans-          Acquired (A) or            of Month    or Indirect       Beneficial
       Security    (Month /   action Code         Disposed of (D)           (Instr. 3    (I)                Ownership
      (Instr. 3)   Day/Year)  (Instr. 8)        (Instr. 3, 4 and 5)           and 4)    (Instr. 4)         (Instr. 4)
      ----------   ---------  -----------       -------------------        ------------  ----------        ----------
                              Code    V      Amount  (A)or(D)  Price

                   02/03/00     S             1,515      D     $70.08                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                   02/04/00     S             2,505      D      71.40                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                   02/07/00     S             2,260      D      70.13                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                   02/14/00     S             2,620      D      70.90                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                   02/16/00     S             8,180      D      77.91                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                   02/17/00     S             6,820      D      79.74                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                   02/18/00     S             6,843      D      83.98                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990







                                                                           5. Amount of
                                                                            Securities   6.  Owner-
                   2. Trans-                                               Beneficially  ship Form:        7.  Nature
       1. Title     action                         4.  Securities          Owned at End  Direct (D)        of Indirect
          of         Date      3. Trans-          Acquired (A) or            of Month    or Indirect       Beneficial
       Security    (Month /   action Code         Disposed of (D)           (Instr. 3    (I)                Ownership
      (Instr. 3)   Day/Year)  (Instr. 8)        (Instr. 3, 4 and 5)           and 4)    (Instr. 4)         (Instr. 4)
      ----------   ---------  -----------       -------------------        ------------  ----------        ----------
                              Code    V      Amount  (A)or(D)  Price

                   02/18/00     S             2,500      D     $87.13                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                   02/23/00     S             1,875      D      86.00                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                   02/24/00     S             5,000      D      86.85                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                   02/25/00     S             5,000      D      89.23                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                   02/28/00     S             6,250      D      89.41                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                   02/29/00     S             1,250      D      89.00     75,614 (2)        I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                   02/01/00     S             1,900      D      70.12                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990







                                                                           5. Amount of
                                                                            Securities   6.  Owner-
                   2. Trans-                                               Beneficially  ship Form:        7.  Nature
       1. Title     action                         4.  Securities          Owned at End  Direct (D)        of Indirect
          of         Date      3. Trans-          Acquired (A) or            of Month    or Indirect       Beneficial
       Security    (Month /   action Code         Disposed of (D)           (Instr. 3    (I)                Ownership
      (Instr. 3)   Day/Year)  (Instr. 8)        (Instr. 3, 4 and 5)           and 4)    (Instr. 4)         (Instr. 4)
      ----------   ---------  -----------       -------------------        ------------  ----------        ----------
                              Code    V      Amount  (A)or(D)  Price

                   02/02/00     S             1,700      D     $70.05                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                   02/03/00     S             1,515      D      70.08                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                   02/04/00     S             2,505      D      71.40                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                   02/07/00     S             2,260      D      70.13                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                   02/14/00     S             2,620      D      70.90                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                   02/16/00     S             8,180      D      77.91                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                   02/17/00     S             6,820      D      79.74                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990







                                                                           5. Amount of
                                                                            Securities   6.  Owner-
                   2. Trans-                                               Beneficially  ship Form:        7.  Nature
       1. Title     action                         4.  Securities          Owned at End  Direct (D)        of Indirect
          of         Date      3. Trans-          Acquired (A) or            of Month    or Indirect       Beneficial
       Security    (Month /   action Code         Disposed of (D)           (Instr. 3    (I)                Ownership
      (Instr. 3)   Day/Year)  (Instr. 8)        (Instr. 3, 4 and 5)           and 4)    (Instr. 4)         (Instr. 4)
      ----------   ---------  -----------       -------------------        ------------  ----------        ----------
                              Code    V      Amount  (A)or(D)  Price

                   02/18/00     S             6,843      D     $83.98                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                   02/18/00     S             2,500      D      87.13                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                   02/23/00     S             1,875      D      86.00                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                   02/24/00     S             5,000      D      86.85                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                   02/25/00     S             5,000      D      89.23                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                   02/28/00     S             6,250      D      89.41                       I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                   02/29/00     S             1,250      D      89.00     75,614 (2)        I        By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                                                                          393,356           D

                                                                          664,418           I        By Trust Agreement
                                                                                                     dated May 13, 1978
                                                                                                     f/b/o Mary Lee Sparks





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                               9.       10.
                                           5.                                                Number   Owner-
                                         Number                                                of      ship
                                       of Deriv-                                             Deriv-   Form of   11.
                                         ative                                                ative   Deriva-  Nature
        1.                              Securi-                                        8.    Secur-    tive      of
      Title     2.                        ties                                       Price    ities   Secur-   Indir-
        of    Conver-    3.             Acquired                                       of    Benefi-   ity:     ect
      Deri-   sion or  Trans-     4.     (A) or                                      Deriv-  cially   Direct  Benefi-
      vative Exercise  action   Trans-  Disposed                    7.  Title and    ative  Owned at  (D) or    cial
      Secur- Price of   Date    action   of (D)       6. Date         Amount of      Secur-  End of  Indirect  Owner-
       ity    Deriva- (Month/    Code   (Instr.   Exercisable and     Underlying      ity     Month     (I)     ship
     (Instr.   tive     Day/   (Instr.  3, 4 and  Expiration Date     Securities    (Instr.  (Instr.  (Instr. (Instr.
        3)   Security  Year)      8)       5)    (Month/Day/Year)  (Instr. 3 and 4)    5)      4)       4)       4)
     ------- --------  ------  -------  -------- ---------------- ----------------- -------  ------- -------- -------
                              Code  V   A    D   Date    Expir-   Title   Amount or
                                                 Exer-   ation            Number of
                                                 cisable Date             Shares

     Em-      12.25   02/24/00  M          500   (1)     9/24/07  Class A                                D
     ployee                                                       Common
     Stock                                                        Stock
     Option
     (right
     to buy)
     (1)

     Em-      12.25   02/25/00  M          500   (1)     9/24/07  Class A                   33,000       D
     ployee                                                       Common
     Stock                                                        Stock
     Option
     (right
     to buy)
     (1)

     Em-      12.125                             (2)              Class A                    7,500       D
     ployee                                                       Common
     Stock                                                        Stock
     Option
     (right
     to buy)
     (2)






                                                                                               9.       10.
                                           5.                                                Number   Owner-
                                         Number                                                of      ship
                                       of Deriv-                                             Deriv-   Form of   11.
                                         ative                                                ative   Deriva-  Nature
        1.                              Securi-                                        8.    Secur-    tive      of
      Title     2.                        ties                                       Price    ities   Secur-   Indir-
        of    Conver-    3.             Acquired                                       of    Benefi-   ity:     ect
      Deri-   sion or  Trans-     4.     (A) or                                      Deriv-  cially   Direct  Benefi-
      vative Exercise  action   Trans-  Disposed                    7.  Title and    ative  Owned at  (D) or    cial
      Secur- Price of   Date    action   of (D)       6. Date         Amount of      Secur-  End of  Indirect  Owner-
       ity    Deriva- (Month/    Code   (Instr.   Exercisable and     Underlying      ity     Month     (I)     ship
     (Instr.   tive     Day/   (Instr.  3, 4 and  Expiration Date     Securities    (Instr.  (Instr.  (Instr. (Instr.
        3)   Security  Year)      8)       5)    (Month/Day/Year)  (Instr. 3 and 4)    5)      4)       4)       4)
     ------- --------  ------  -------  -------- ---------------- ----------------- -------  ------- -------- -------
                              Code  V   A    D   Date    Expir-   Title   Amount or
                                                 Exer-   ation            Number of
                                                 cisable Date             Shares

     Em-     14.875                              (3)              Class A                    7,500       D
     ployee                                                       Common
     Stock                                                        Stock
     Option
     (right
     to buy)
     (3)


     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and not by the other joint filer.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom. These shares are not subject to Mr. Grissom's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (2) Effective February 6, 2000, Mary Lee Sparks was delegated investment and voting powers for shares held by this trust.

        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (1) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.





        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on October 12, 1999.

        (3) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

   SIGNATURE OF REPORTING PERSON:



   Mary Lee Sparks
   Individually and as trustee of
   the Mary Lee Sparks Trust, dated
   May 13, 1978
   By:  Steven L. Grissom
        Attorney in Fact

   Dated: March __, 2000





                      JOINT FILER INFORMATION

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: February 2000


   Signature: Steven L. Grissom


                     JOINT FILER INFORMATION

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: February 2000


   Signature: Steven L. Grissom
              As trustee of the
              Personal Income Trusts